As filed with the Securities and Exchange Commission on April 9, 2004
                                                                 811-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Dreman/Claymore Global Dividend & Income Fund

Address of Principal Business Office:
         210 N. Hale Street
         Wheaton, Illinois 60187

Telephone Number: 630-315-2036

Name and address of agent for service of process:
         Nicholas Dalmaso
         Claymore Advisors, LLC
         210 N. Hale Street
         Wheaton, Illinois 60187

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES  [X]   NO [ ]



                                   SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Wheaton in the State of Illinois on the 9th day of April, 2004.


                               DREMAN/CLAYMORE GLOBAL DIVIDEND & INCOME  FUND


    /s/ Nicholas Dalmaso                            /s/ Nicholas Dalmaso
-------------------------------          Attest:   ----------------------------
By:  Nicholas Dalmaso                              By: Nicholas Dalmaso
 Trustee                                           Trustee